CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in Post-Effective Amendment No. 60 to the Registration Statement of Franklin Asset Allocation Fund on Form N-1A (File No. 2-12647) of our report dated February 4, 1999 on our audit of the financial statements and financial highlights of Franklin Asset Allocation Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998 filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."


                                        /s/ PricewaterhouseCoopers LLP
                                         PricewaterhouseCoopers LLP



San Francisco, California
February  26, 1999